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                                                              EXHIBIT 99.2

                                  IMMEDIATE RELEASE

Contacts:   Michael F. Elliott, Chairman & CEO of NCBE  (812) 464-9604
            Curtis Ritterling, Executive Vice President of NCBE  (812) 464-9611

            NATIONAL CITY BANCSHARES, INC. ESTIMATES $5.1 MILLION ANNUAL
                 EARNINGS ENHANCEMENTS WITH OPERATION CONSOLIDATION

EVANSVILLE, INDIANA -- August 6, 1998 -- National City Bancshares, Inc. (Nasdaq: NCBE), a multi-bank holding company headquartered in Evansville, Indiana, announced today it will implement back office restructuring and product standardization plans with an estimated annual pretax earnings improvement of approximately $5.1 million.

The plans include centralizing the data processing systems and operational functions and standardizing products types and services to eliminate redundancy and reduce operating expenses. NCBE estimates annual savings of approximately $3.6 million as a direct result of expense reductions due to centralization and approximately $1.5 million due to enhanced revenues relating to the standardizing of products and services.

NCBE will take a charge of approximately $1.2 million in the third quarter as a result of the restructuring of current subsidiaries, and $0.4 million in the fourth quarter as the result of the restructuring of pending acquisitions which are scheduled to close during the fourth quarter. These charges include approximately $0.2 million in computer equipment write-offs, $0.3 million in contract termination fees, and $1.1 million in severance pay and other personnel-related expenses.

In addition, NCBE expects to incur one-time charges of approximately $0.9 million in the third quarter and $1.2 million in the fourth quarter in related fees to this project. These charges include approximately $0.3 million in conversion costs and $1.8 million in professional fees.

It is estimated that the plans will be fully implemented by the second quarter of 1999.

"Through our growth over the past several years, we have reached a critical mass that allows us to capitalize on certain economies of scale," stated Michael F. Elliott, Chairman and Chief Executive Officer of NCBE. "We are currently operating at a strong efficiency ratio of 51.66%, which we expect to lower through these plans. These plans will help us achieve our strategic goals and increase returns to our shareholders."

Curtis D. Ritterling, Executive Vice President of NCBE, commented, "Regarding all future acquisitions, we plan to implement this new operational structure immediately. This should shorten the time generally required to make an acquisition accretive and should contribute substantially to the bottom line."

Ritterling emphasized that this change will not detract from the local service customers receive today. "On the contrary, by eliminating the daily operational workload at the banks, the customer service staff should become even more focused on meeting the financial needs of their customers," stated Ritterling. "In addition, key decision-making functions, such as loan approvals, will continue on a local basis."

Recently, it was announced that National City Bancshares, Inc. will merge four subsidiaries into The National City Bank of Evansville. In addition, NCBE has announced nine acquisitions in the past seven months. When all pending acquisitions and subsequent mergers are completed, NCBE will have 14 bank charters and assets of approximately $2.2 billion. This includes 69 offices throughout Indiana, Kentucky, Illinois and Ohio.


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"FORWARD-LOOKING STATEMENTS" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995 MAY BE INCLUDED IN THIS RELEASE. A VARIETY OF FACTORS COULD CAUSE NCBE'S ACTUAL RESULTS TO DIFFER FROM THOSE EXPECTED AT THE TIME OF THIS RELEASE INCLUDING GENERAL AND LOCAL ECONOMIC CONDITIONS, INTEREST RATE CHANGES, RISKS ASSOCIATED WITH ACQUISITIONS, CREDIT RISKS, REGULATORY RISKS AND COMPETITION. INVESTORS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY NCBE IN ITS PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

ADDITIONAL INFORMATION ON NCBE STOCK IS AVAILABLE ON THE INTERNET AT HTTP://WWW.NATIONALCITY.COM